Exhibit 99.1

Aytu BioScience Enters $2 Billion Testosterone Replacement Market with Acquisition of U.S. Commercial Rights to Natesto®

Secures Long-term, Exclusive License from Acerus Pharmaceuticals Corporation

Licenses Novel, FDA-Approved Nasal Gel Testosterone Product;

U.S. Launch Planned for July 2016

Englewood, CO – April 25, 2016 – Aytu BioScience, Inc. (OTCQX: AYTU), a specialty pharmaceutical company focused on commercializing novel products in the field of urology today announced the exclusive licensing of its third commercial-stage urology product in just 11 months, with the execution of a long-term, exclusive license agreement with an affiliate of Acerus Pharmaceuticals Corporation (TSX: ASP) for the U.S. commercial rights to Natesto® (testosterone) Nasal Gel. Natesto is the first and only nasal formulation of testosterone approved by the U.S. Food and Drug Administration (FDA) as a replacement therapy for men diagnosed with hypogonadism (low testosterone, or “Low T”). Aytu anticipates further expanding its current urology-centric sales force and initiating its promotion of Natesto into the $2 billion U.S. testosterone replacement market in July 2016.

The profile of Natesto is unique among currently marketed testosterone products, offering convenient and simple administration via a nasal gel applicator within seconds, but without the risk of testosterone transference associated with other topical products such as AndroGel® and Axiron®, which carry “black box” warnings on their product labels. Natesto was approved by the FDA in May 2014 and is protected by multiple Orange Book-listed patents.

Josh Disbrow, Chief Executive Officer of Aytu BioScience, stated, “Securing the rights to commercialize Natesto in the United States represents Aytu’s most significant transaction to date. This partnership further expands on our strategy to build a complementary portfolio of unique urology assets, and we expect Natesto to be a key value driver for Aytu going forward. Approximately thirteen million men in the U.S. have a form of Low T, and we believe that Natesto has significant potential to satisfy the needs of many men that are not satisfied with current Low T treatment options. We look forward to building a strong and long-lasting relationship with Acerus based on successfully establishing Natesto as an important treatment option in the U.S. Our current sales force is already preparing to engage prescribers given our focus on urologists and the key prescribers of testosterone replacement therapies.”

Tom Rossi, President and Chief Executive Officer of Acerus, stated, “We are very pleased to announce Aytu as our U.S. commercial partner for Natesto. Management’s proven track record of launching and scaling successful commercial operations within the specialty pharmaceutical industry, and the fact that Aytu is focused on building a significant presence in men’s health, were instrumental in reaching this decision. We look forward to strengthening our relationship with Aytu in support of the planned U.S. launch of Natesto, and to supporting its growth in this important therapeutic market.”

Under the terms of the exclusive license, Aytu will pay Acerus a total of $2 million upfront, and will additionally purchase of $2 million of Acerus common stock. Additional payments totaling an aggregate of $6 million payable in fiscal 2017 will also be made. Acerus will also receive a supply price to manufacture the product calculated as a percentage of the U.S. net sales of Natesto, throughout the term of the agreement, which will last until at least February 2024, with the maximum milestone payable upon achievement of $125 million in annual U.S. net sales.

About Aytu BioScience, Inc.

Aytu BioScience is a commercial-stage specialty pharmaceutical company focused on global commercialization of novel products in the field of urology. Aytu’s current portfolio of commercial and late-stage urology products addresses prostate cancer, urinary tract infections, male infertility and male sexual dysfunction, and the company plans to expand into other urological indications for which there are significant medical needs. The company currently markets ProstaScint® (capromab pendetide), the only radio-labeled monoclonal antibody that targets prostate specific membrane antigen (PSMA), a protein highly expressed by prostate cancer cells. ProstaScint is FDA-approved as an imaging agent for use in both newly diagnosed, high-risk prostate cancer patients and patients with recurrent prostate cancer. Aytu also markets Primsol® (trimethoprim hydrochloride) – the only FDA-approved trimethoprim-only oral solution for urinary tract infections. Additionally, Aytu markets the CE Marked MiOXSYS™ System outside the U.S. and is conducting U.S.-based clinical trials, following which the company plans to seek 510k de novo medical device clearance. The MiOXSYS System is a novel, rapid semen analysis system with the potential to become a standard of care in the diagnosis and management of male infertility. MiOXSYS is the only rapid test for assessing oxidative stress in semen and seminal plasma, a leading contributor of idiopathic male infertility. Aytu’s strategy is to continue building its portfolio of revenue-generating urology products and late-stage development assets, leveraging its commercial team and expertise to further build those brands within well-established markets.

About Acerus

Acerus Pharmaceuticals Corporation is a Canadian pharmaceutical company focused on the development, manufacture, marketing and distribution of innovative, branded products that improve the patient experience.

Acerus markets ESTRACE® in Canada, a product indicated for the symptomatic relief of menopausal symptoms. NATESTO®, a product utilizing an Acerus licensed nasal gel technology, is the first and only testosterone nasal gel approved in Canada, and available in the United States for replacement therapy in adult males diagnosed with hypogonadism. GYNOFLOR™, a product licensed to Acerus in Canada by Medinova AG, is an ultra-low dose vaginal estrogen therapy with the addition of lactobacillus, for the treatment of atrophic vaginitis, certain vaginal infections and to restore a healthy vaginal environment. TEFINA™, a ‘use as required’ nasal testosterone gel, is an Acerus drug development candidate aimed at addressing a significant unmet need for women with female sexual dysfunction.

About Natesto

Natesto (testosterone) Nasal Gel is an androgen indicated for replacement therapy in adult males for conditions associated with a deficiency or absence of endogenous testosterone:

Primary hypogonadism (congenital or acquired): testicular failure due to conditions such as cryptorchidism, bilateral torsion, orchitis, vanishing testis syndrome, orchiectomy, Klinefelter’s syndrome, chemotherapy, or toxic damage from alcohol or heavy metals. These men usually have low serum testosterone concentrations and gonadotropins (follicle-stimulating hormone [FSH] and luteinizing hormone [LH]) above the normal range; and

Hypogonadotropic hypogonadism (congenital or acquired): gonadotropin or luteinizing hormone-releasing hormone (LHRH) deficiency or pituitary-hypothalamic injury from tumors, trauma, or radiation. These men have low serum testosterone concentrations but have gonadotropins in the normal or low range.

Limitations of use:

Safety and efficacy of Natesto in men with "age-related hypogonadism" have not been established.

Safety and efficacy of Natesto in males <18 years old have not been established.

IMPORTANT SAFETY INFORMATION FOR NATESTO

Natesto is contraindicated in men with carcinoma of the breast or known or suspected prostate cancer and in women who are, or may become, pregnant or who are breastfeeding. Natesto may cause fetal harm when administered to a pregnant woman and serious adverse reactions in nursing infants.

Nasal adverse reactions, including nasopharyngitis, rhinorrhea, epistaxis, nasal discomfort, and nasal scabbing, were reported in the clinical trial experience with Natesto. Patients should be instructed to report any nasal symptoms or signs to their healthcare professional. In that circumstance, healthcare professionals should determine whether further evaluation or discontinuation of Natesto is appropriate.

Due to lack of clinical data on safety or efficacy, Natesto is not recommended for use in patients with a history of nasal disorders, nasal or sinus surgery, nasal fracture within the previous 6 months or nasal fracture that caused a deviated anterior nasal septum, mucosal inflammatory disorders (e.g., Sjogren’s syndrome), and sinus disease.

Monitor patients with benign prostatic hyperplasia (BPH) for worsening of signs and symptoms of BPH. Patients treated with androgens may be at increased risk for prostate cancer. Evaluation of patients for prostate cancer prior to initiating and during treatment with androgens is recommended.

Increases in hematocrit, reflective of increases in red blood cell mass, may require discontinuation of Natesto.

Venous thromboembolic events, including deep vein thrombosis (DVT) and pulmonary embolism (PE), have been reported in patients using testosterone products. Patients with signs and symptoms consistent with DVT or PE need evaluation and may require discontinuation of treatment with Natesto.

Some postmarketing studies have shown an increased risk of major adverse cardiovascular events (MACE) with use of testosterone replacement therapy. Patients should be informed of this possible risk when deciding to use or to continue to use Natesto.

Due to lack of controlled studies in women and potential virilizing effects, Natesto is not indicated for use in women.

Serious hepatic adverse effects (peliosis hepatis, hepatic neoplasms, cholestatic hepatitis, and jaundice) have been associated with prolonged use of high doses of oral methyltestosterone. Natesto is not known to cause these adverse effects. Nonetheless, patients should be instructed to report any signs or symptoms of hepatic dysfunction (e.g., jaundice). If these occur, promptly discontinue Natesto while the cause is evaluated.

Edema, with or without congestive heart failure, may be a serious complication in patients with pre-existing cardiac, renal, or hepatic disease.

Administration of exogenous androgens, including Natesto, may lead to azoospermia through suppression of spermatogenesis; gynecomastia; sleep apnea (especially in patients with risk factors such as obesity and chronic lung disease); decreased concentrations of thyroxine-binding globulins; and changes in serum lipid profile.

Natesto should be used with caution in cancer patients at risk of hypercalcemia (and associated hypercalciuria).

Periodic monitoring of prostate specific antigen (PSA), hematocrit, and lipid concentrations is recommended, as changes may require discontinuation of Natesto.

The most common adverse reactions reported by ≥3% of patients were: PSA increased, headache, rhinorrhea, epistaxis, nasal discomfort, nasopharyngitis, bronchitis, upper respiratory tract infection (URI), sinusitis, and nasal scab.

Changes in insulin sensitivity or glycemic control may occur in patients treated with androgens and may necessitate a decrease in the dose of anti-diabetic medication. Changes in anticoagulant activity may be seen with androgens. The concurrent use of testosterone with corticosteroids may result in increased fluid retention and requires monitoring particularly in patients with cardiac, renal, or hepatic disease.

Please see full Prescribing Information.

For Aytu BioScience Investors & Media:

Tiberend Strategic Advisors, Inc.

Joshua Drumm, Ph.D.: jdrumm@tiberend.com; (212) 375-2664

Janine McCargo: jmccargo@tiberend.com; (646) 604-5150

Forward Looking Statement

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, or the Exchange Act. All statements other than statements of historical facts contained in this presentation, including statements regarding our anticipated future clinical and regulatory events, future financial position, business strategy and plans and objectives of management for future operations, are forward-looking statements. Forward looking statements are generally written in the future tense and/or are preceded by words such as “may,” “will,” “should,” “forecast,” “could,” “expect,” “suggest,” “believe,” “estimate,” “continue,” “anticipate,” “intend,” “plan,” or similar words, or the negatives of such terms or other variations on such terms or comparable terminology. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include, among others: risks related to our planned launch and commercialization of Natesto and the integration of Natesto into our existing operations; our plans for product growth, expansion and acquisition; the anticipated start dates, durations and completion dates, as well as the potential future results, of our ongoing and future clinical trials; risks relating to gaining market acceptance of our products; obtaining reimbursement by third-party payors; the potential future commercialization of our product candidates; the anticipated designs of our future clinical trials; anticipated future regulatory submissions and events; our anticipated future cash position; and future events under our current and potential future collaborations. We also refer you to the risks described in “Risk Factors” in Part I, Item 1A of Aytu BioScience, Inc.’s Annual Report on Form 10-K and in the other reports and documents we file with the Securities and Exchange Commission from time to time.